Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$7,482,000	$294.04

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, as amended, the Registration Statement, and have been carried forward, of which $294.04 is offset against the registration fee due for this offering and of which $3,833,977.33 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

Pricing Supplement No. 25 dated May 1, 2008

(to Prospectus Supplement dated August 2, 2007

and Prospectus dated May 30, 2006)

$7,482,000

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series D

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated August 2, 2007, (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

Trade Date: May 1, 2008

Issue Date: May 6, 2008

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Agents’ Concession	Named Agents’ Concession	Dealers’ Concession	Reallowance (if any)	Net Proceeds to Issuer	Interest Rate per Annum
52519FFN6	$7,482,000	100%	3.15%	2.80%	2.50%	0.35%	$7,246,317	7.35%

Interest Payment Dates	Stated Maturity Date	Survivor's Option (Yes/No)	Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes
Semi-annually on each May 6th and November 6th, commencing on November 6, 2008 and ending on the Stated Maturity Date, subject to the Call Date.	May 6, 2038, subject to the Call Date.	Yes

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings in whole or in part at a price equal to 100% of the principal amount being redeemed semi-annually on each May 6th or November 6th, commencing on or after May 6, 2011 (the “Call Date”). Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date.

The holder of the Notes may not elect repayment of the Notes by Lehman Brothers Holdings prior to the Stated Maturity Date.

Lehman Brothers Holdings may also issue additional Notes following the Issue Date at a new Price to Public and subject to new Concessions. All such additional Notes would form a single tranche with, have the same CUSIP number as and trade interchangeably with the Notes immediately upon settlement.